Exhibit 10.11

Master Services Agreement

This Master Services Agreement (the “Agreement”), is made this 1st day of April, 2021 by and between Novation Enterprises, LLC, (“Novation”) and AmeriCrew Holdings LLC. (“AmeriCrew”) in connection with the Services (as defined below) to be provided by Novation.

WHEREAS, AmeriCrew desires to retain Novation to provide the Services described below.

NOW THEREFORE, the parties hereby agree as follows:

1. Services.

Novation shall perform certain services (collectively the “Services”) as set forth on the attached Statements of Work (the “SOW”). The SOW shall be subject to the terms and conditions of this Agreement. In the event of a conflict between the terms of this Agreement and the contents of an SOW, the contents of the SOW shall take precedence to the extent necessary to resolve any such conflict.

2. Compensation. AmeriCrew shall pay all undisputed amounts and Novation shall accept, in full consideration for the Services, the compensation described in the SOW within the timeframes set forth in the SOW. The parties will work in good faith to resolve any disputed charges.

3. Term.

3.1  The term of this Agreement shall commence upon April 1st, 2021 (the “Effective Date”) and shall remain in effect until August 12th, 2021.

4. Exclusivity.

4.1  Except as set forth in an SOW, nothing in this Agreement is intended to restrict either Novation or AmeriCrew from entering into similar agreements with third parties to provide similar or identical services to those provided under this Agreement.

5. Independent Contractor. It is agreed that Novation is an independent contractor for the performance of all Services under this Agreement. Each party shall be responsible for and pay all sales, use, service, income or other taxes of any governmental authority, howsoever levied, based on or related to such party’s operations and the services provided and received under the terms of this Agreement.

6. Representations and Warranties.

6.1 Novation hereby represents warrants and/or covenants to AmeriCrew that this Agreement is a valid and binding obligation of Novation, enforceable against it in accordance with its terms.

6.2 AmeriCrew hereby represents warrants and/or covenants to Novation that this Agreement is a valid and binding obligation of AmeriCrew, enforceable against it in accordance with its terms.

7. Limited Warranty. Novation warrants that it will perform the Services in accordance with the highest standards of care and diligence normally practiced by recognized professionals in performing services of a similar nature in existence at the time of performance of the Services. If, during the term of this Agreement, the Services fail to meet such standards, Novation shall re-perform such Service, at no additional cost to AmeriCrew, to remedy such failure.

8.   Consequential Damages. IN NO EVENT WILL ANY PARTY TO THIS AGREEMENT BE LIABLE OR RESPONSIBLE TO ANY OTHER PARTY HERETO FOR ANY TYPE OF INCIDENTAL, PUNITIVE, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOST REVENUE; OR LOST PROFITS, ARISING FROM OR RELATING TO THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER ARISING UNDER ANY THEORY OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, OR OTHERWISE.

9. Indemnification.

Novation agrees to indemnify and hold AmeriCrew harmless from and against any and all claims, including third party claims, costs, fees and expenses (including reasonable legal fees) arising out of Novation’s breach of any term of this Agreement or the SOW or any negligent action or omission of Novation, its employees or subcontractors in connection with providing the Services under the terms of this Agreement.

10. Event Of Default And Remedies.

10.1   If either party hereto determines that the other party has breached any representation, warranty, covenant or other term of this Agreement or the SOW, the non-breaching party shall notify the breaching party in writing, setting forth a detailed description of the claimed breach (the “Breach”). The breaching party shall promptly cure the Breach at the breaching party’s sole expense. If breaching party fails to cure the Breach, to the non-breaching party’s reasonable satisfaction, within twenty (20) days from receiving written notice of the Breach, such uncured Breach shall become an event of default (an “Event of Default”).

10.2 If an Event of Default occurs, the non-breaching party shall be entitled to terminate this Agreement and the SOW, without further notice to the breaching party.

10.3  The rights and remedies set forth in this Agreement are cumulative and not exclusive of each other, and are in addition to such other rights and remedies that may be available under law or equity. Either party may pursue its rights and remedies in such order as it determines.

11. Notice. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by e-mail with confirmation of transmission by the transmitting equipment; or (c) received by the addressee, if sent by certified mail, return receipt requested. In each case notices shall be sent to the addresses set forth below:

Novation:

Novation Enterprises, LLC

5 East Market Street

Leesburg, VA 20176

Attention: Kelley Dunne

E-mail:

AmeriCrew:

AmeriCrew Holdings LLC

21 Omaha Street

Dumont, NJ 07628

Attention: Brian Weis

E-mail address:

12. General.

12.1 This Agreement shall not be assignable by any party hereto without the prior written consent of the other party. Notwithstanding the previous sentence, either party may assign their rights to this Agreement to an affiliate or subsidiary by simply providing the non-assigning party prior written notice of their intention to assign.

12.2 This Agreement may not be amended, supplemented or waived, in whole or in part, except by written instrument duly executed by the parties hereto.

12.3 This Agreement shall be governed by the substantive law of the State of Delaware.

12.4 Novation is expressly authorized to use one or more subcontractors to perform the Services.

12.5 The invalidity or unenforceability of any part of this Agreement shall not affect the validity or enforceability of any remaining part. This Agreement together with the SOW and any other exhibits, constitutes the entire agreement between the parties for the Services. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument. This Agreement may be executed via electronic or facsimile signature.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date set forth above.

Novation Enterprises, LLC

By:	/s/ Kelley Dunne
	Name:	Kelley Dunne
	Title:	Chief Executive Officer

AmeriCrew Holdings, LLC

By:	/s/ Brian Weis
	Name:	Brian Weis
	Title:	Chief Operating Officer

Statement of Work